Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Corporate Capital Trust, Inc.:

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Corporate Capital Trust, Inc. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2015 and the consolidated financial highlights for each of the four years in the period ended December 31, 2015 and the period from June 17, 2011 (commencement of operations) to December 31, 2011, and have issued our report on those financial statements and financial highlights dated March 21, 2016. Such financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10K for the year ended December 31, 2015 and in the Registration Statement on Form N-2 (the “Prospectus”).

In our opinion, the information set forth under the heading “All Senior Securities” for each of the five years in the period ended December 31, 2015, appearing on page 81 of the Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

April 5, 2016